EXHIBIT 1

EXECUTION COPY

AGREEMENT

THIS AGREEMENT (the "Agreement") is made and entered into as of this   3   day of September, 2010 by and between

(A)
ASSECO POLAND S.A., a Polish joint-stock company with its registered seat in Rzeszów, the Republic of Poland, Olchowa 14, 35-322 Rzeszów, entered into the Register of Business Entities maintained by the District Court for Rzeszów, XII Commercial Division of the National Court Register, under number 0000033391 (the “Purchaser”);

(B)	EMBLAZE LTD., a company organized under the laws of the State of Israel with its registered seat at 22 Zarhin Street, Industrial Area, Ra’anana 43662, Israel (the “Seller”).

The Seller and the Purchaser shall be collectively referred to as the “Parties” and each of them separately shall be referred to as a “Party”.

WHEREAS, the Seller, an Israeli public company whose shares are listed on the Official Listing of the London Stock Exchange, is the owner of 6,687,642 Ordinary Shares, nominal value NIS 1.00 each (the "Purchased Shares"), of Formula Systems (1985) Ltd. its registered seat at 5 Haplada Street, Or Yehuda 60218, Israel ("Formula"), an Israeli public company whose American Depositary Receipts, each representing one Ordinary Share, are listed for trading on the NASDAQ Stock Market, and whose Ordinary Shares are listed for trading on the Tel-Aviv Stock Exchange (the "TASE");

WHEREAS, the Purchaser wishes to purchase from the Seller, and the Seller wishes to sell to the Purchaser, all of the Purchased Shares; and

WHEREAS, the Purchaser conducted a research and a review as to Formula and all its affiliates, businesses, activities, assets, status and standing, and found it all to be satisfactory to it and for its purposes; and

WHEREAS, the Parties wish to set forth the terms and conditions for the sale by the Seller to the Purchaser of the Purchased Shares and their other mutual obligations.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

SALE AND PURCHASE OF PURCHASED SHARES;

PURCHASE PRICE; CLOSING

1.1.	Sale and Purchase of Purchased Shares.

Subject to the terms and conditions hereof, at the Closing (as defined herein), the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Purchased Shares, free and clear of all Encumbrances (as defined below), (the "Transaction").

For the purposes of this Agreement “Encumbrance” shall mean any form of legal or security interest of a third party, including but not limited to any lien, mortgage, pledge, charge, title retention, right to acquire, hypothecation, option, right of first refusal, restriction by way of security of any kind or nature, community property interest, equitable interest, proxy, right of preemption, transfer or retention of title agreement, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, adverse third-party claim or any other third-party right.

1.2.
Purchase Price and Payment. The Purchased Shares shall be sold by the Seller to the Purchaser for a full, all inclusive, aggregated, cash price of US$139,138,400 (one hundred and thirty nine millions, one hundred and thirty eight thousands and four hundred US Dollars) (the "Purchase Price").

1.3.	Escrow.

1.3.1.
Immediately prior to the execution of this Agreement, in order to: (i) partially secure the payment of the Purchase Price by the Purchaser; (ii) provide for the security of the break-up fee payable in accordance with Section 6.3 hereof; and (iii) as a condition to the execution of this Agreement, the Parties and Mizrahi Tefahot Trust Company Limited (the “Escrow Agent”) entered into the escrow agreement, in the form attached hereto as Schedule 1.3.1 (the “Escrow Agreement”).

1.3.2.
Subject to entering into the Escrow Agreement, simultaneously with the execution of this Agreement, the Purchaser shall pay an amount in cash equal to US$ 20,000,000 to the escrow account maintained by the Escrow Agent on the basis of the Escrow Agreement (“Escrow Account”) as an advance payment towards the Purchase Price (the “Advance Payment”).

1.3.3.
On the Closing Date the Advance Payment shall be released from the Escrow Account to the Seller towards the Purchase Price by the Escrow Agent making a wire transfer to the Seller’s bank account, the details of which shall be provided by the Seller to the Purchaser and the Escrow Agent prior to the Closing, all as further set forth in Section 1.5(c) and in the Escrow Agreement.

1.4.	Purchase on "as is" Basis.

Purchaser declares that it conducted a thorough review of Formula and its present status and found all terms, conditions, standing satisfactory for its purpose, and thus, based on its findings and Seller’s exclusive representations set forth in ARTICLE II below, the Transaction is made on an "As Is" basis on the Closing date and Seller makes no other representations nor warranties of any kind, express or implied, as to the financial, economic and/or legal state of Formula, the Purchased Shares or otherwise.

1.5.	Closing; Deliveries.

The sale and purchase of the Purchased Shares shall take place at a closing (the "Closing") to be held at the offices of Gornitzky & Co, 45 Rothschild Blvd., Tel Aviv, 65784, Israel, two days following the satisfaction or waiver of all conditions set forth in ARTICLE V (other than those which by their nature are to be satisfied at the Closing, but subject to such satisfaction), but, in any event, no later than

November 30, 2010.  The date on which the Closing occurs is referred to herein as the "Closing Date".

At the Closing, the following transactions shall occur and the following documents shall be delivered, which transactions shall be deemed to take place and documents shall be deemed to have been executed simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(a)	The Seller shall deliver to the Escrow Agent the following:

(i)
Letters of resignation of each of Naftali Shani, Shlomo Ness, Dafna Cohen, Tal Barnoach and Shimon Laor dated as of the Closing Date from the board of directors of Formula and a resolution of the Board of Directors of Formula at the time such resolution is made (and in any event prior to the effective resignation of the foregoing directors from the board of Formula), electing up to four representatives of the Purchaser (whose names will be provided by the Purchaser prior to the Closing) to the board of directors, to fill the vacancies created on the board of Formula as a result of the resignations of the foregoing directors, all in accordance with Article 41 of the Articles of Association of Formula.

(ii)
Written resolution or minutes of a meeting of the board of directors of the Seller approving the execution, delivery and performance by the Seller of this Agreement and all Transaction Documents (as defined below) to which the Seller is a party.

(iii)
Minutes of the general meeting of the shareholders of the Seller approving the Transaction and the execution, delivery and performance by the Seller of this Agreement and all Transaction Documents to which the Seller is a party.

(iv)
Written confirmation from the First International Bank of Israel, which holds the Purchased Shares, that all of the Purchased Shares have been irrevocably transferred in an “off-market” transaction, to the Escrow Agent to be held in trust in the Escrow Account under the terms of the Escrow Agreement.

(v)	the certificate referred to in Section 5.1(c) duly signed by an authorized officer of Seller.

(b)	The Purchaser shall deliver to the Escrow Agent the full Purchase Price and the certificate referred to in Section 5.2(c) duly signed by an authorized officer of Purchaser.

(c)
Upon delivery to the Escrow Agent of the documents referred to in clause (a) above and the full Purchase Price and certificate as referred to in Section (b) above, (i) the Escrow Agent shall release to the Seller the full Purchase Price, and (ii) the Escrow Agent shall execute the transfer of the Purchased Shares to the Purchaser.

1.6.	Transfer Taxes; Tax Withholding.

All taxes imposed upon the Seller as a result of the sale of the Purchased Shares transferred hereunder to the Purchaser (including any taxes on income or capital gains on such) will be borne and paid by the Seller.

Prior to the date hereof, Seller has delivered to the Purchaser a certificate of exemption from the requirement to withhold from the Purchase Price taxes under the Income Tax Ordinance of Israel [New Version], as amended or under the regulations promulgated thereunder. Accordingly, the Purchaser confirms that no tax withholding will be made or is required to be made from the Purchas Price and that it will be paid in full without any tax withholding, of any kind or nature.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is entering into this Agreement in reliance thereon:

2.1.	Authorization; Binding Authority; Enforceability.

The Seller is duly organized and validly existing under the laws of the State of Israel, and it has all requisite power and authority to execute and deliver this Agreement and each other document delivered or to be delivered thereby hereunder (collectively with this Agreement, the "Transaction Documents") and to perform all of its obligations hereunder and thereunder.  The term "Transaction Documents" shall refer to this Agreement, the Escrow Agreement and all closing deliverables required under Section 1.5 hereunder. The execution, delivery and consummation by the Seller of this Agreement and each other Transaction Document to which it is a party have been duly authorized by the Seller, and all actions on the part of the Seller necessary for the authorization, execution, delivery of and performance of all obligations of the Seller under this Agreement and the other Transaction Documents to which the Seller is a party have been taken or will be taken before the Closing, all subject to the receipt of the shareholder approval referred to in Section 4.5 below; and no further consent or authorization of the Seller, other than such shareholder approval, is or will be required at the Closing. This Agreement and each other Transaction Document to which the Seller is a party has been duly executed and delivered by the Seller and constitutes or will constitute the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

2.2.
Ownership; Title to Purchased Shares.  (1) the Seller has good and valid title to all of the Purchased Shares, subject only to the provisions of subsection (3) below.  The Seller is the sole beneficial owner of all of the Purchased Shares. The Purchased Shares constitute the Seller’s entire direct and beneficial holdings in Formula as of the date hereof and the Seller does not own any option or other right that is convertible into or exercisable for any other securities, equity or ownership interest of Formula, except for the Purchased Shares. (2) At the Closing, the Seller

shall deliver and convey to the Purchaser good and valid title to, and all rights to vote, all of the Purchased Shares, which at the Closing shall be free and clear of any Encumbrances other than as set forth in subsection (3) below.  (3) All of the Purchased Shares are "restricted securities", as defined in Rule 144 under the U.S. Securities Act of 1933, as amended (“Securities Act”). At the Closing, the Purchased Shares shall be listed on the TASE and shall not be subject to any transfer restrictions under the Israeli Securities Law of 1968 and the rules promulgated thereunder (the “Israeli Securities Law”).

2.3.
No Violations.  The execution, delivery and performance by the Seller of this Agreement do not, and the execution, delivery and performance by the Seller of each other Transaction Document to which it is a party will not, with or without the giving of notice or lapse of time or both, conflict with, or result in a breach or violation of, or a default under, or give rise to any right of first refusal, tag-along rights, pre-emptive rights or other rights with respect to any of the Purchased Shares, result in the creation of any Encumbrance on any of the assets or properties of Formula or on any of the Purchased Shares, or conflict with, or result in a breach or violation of, or a default under, or trigger any “change of control” right in, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation under (i) assuming the correctness of the representation of the Purchaser in Section 3.5 below, any applicable law, rule, regulation or license to which any of the Purchased Shares are subject, (ii) the Memorandum of Association or Articles of Association of each of the Seller and Formula or (iii) any agreement to which the Seller is a party or commitment to which it is obligated.

2.4.
No Consents Required. Assuming the correctness of the representation of the Purchaser in Section 3.5 below, the execution, delivery and consummation by the Seller of each Transaction Document to which it is a party do not require the Seller to obtain any consents or approvals of, conduct filings or registrations with, or notification to, any third party (including, but not limited to, governmental agencies or regulatory authorities), which have not been received, made or provided, as applicable, before the signing of this Agreement.

2.5.
Public Reports of Formula. To the Seller’s best knowledge, none of the publicly filed reports of Formula, at the time such report was filed with the applicable governmental authority, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not materially misleading.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows and acknowledges that the Seller is entering into this Agreement in reliance thereon:

3.1.	Organization. The Purchaser is a public company duly organized and validly existing under the laws of Poland.

3.2.	Authorization; Binding Authority; Enforceability.

(a)
The Purchaser has full corporate power and authority (including the approvals of all applicable corporate organs) to execute and deliver this Agreement and each of the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby and to purchase the Purchased Shares from the Seller pursuant to the provisions of this Agreement, and no further consent or authorization of the Purchaser is or will at the Closing be required. The execution, delivery and consummation by Purchaser of this Agreement and each other Transaction Document to which Purchaser is a party have been duly authorized by Purchaser and all actions on the part of Purchaser and its relevant corporate organs necessary for the authorization, execution, delivery of and performance of all obligations of Purchaser under this Agreement and the other Transaction Documents to which Purchaser is a party have been taken; and no further consent or authorization of Purchaser or of any of its corporate organs, is or will be required at the Closing.

(b)
This Agreement has been duly executed and delivered by the Purchaser, and constitutes the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(c)
For any cause and purpose, in any matter stemming from this Agreement and the relationship between the Purchaser and Seller thereof, the Purchaser accepts its submission to the Israeli laws and the jurisdiction of the competent Courts of the State of Israel. The Purchaser is advised and represented by its Israeli Lawyers and is fully familiar and accepts all the legal implications of this Agreement and the acceptance of Israeli Law and jurisdiction.

3.3.
No Violations.  The execution, delivery and performance by the Purchaser of this Agreement will not, with or without the giving of notice or lapse of time or both, (i) violate any laws, rules, regulations or licenses applicable to the Purchaser; (ii) violate, conflict with, terminate, modify or constitute a breach of, or a default under, the organizational documents of the Purchaser or any agreement to which the Purchaser is a party or a commitment to which it is obligated; or (iii) require any consents or approvals from any governmental agency, regulatory authority or any other party to any agreement to which the Purchaser is a party.

3.4.
Investment.  The Purchased Shares are purchased only for investment, for the Purchaser’s own account, not as an agent or a representative and without any present intention to sell or distribute them. The Purchaser is aware that the Seller is an “affiliate” of Formula, as the term is defined in the Securities Act and in Rule 144 thereunder, and that the Purchased Shares are deemed to be “restricted securities” pursuant to the foregoing rule.  The Purchaser possesses sufficient monetary means for the full payment of the Purchase Price. The Purchaser is an experienced investor and has the capacity to protect its own interests in connection with the purchase of the Purchased Shares hereunder and has the ability to bear the economic risk of its investment.

3.5.
No Revenues in Israel. The Purchaser and its subsidiaries had no revenues in Israel for the year ended December 31, 2009, for the purpose of Section 17(a)(2) of the Restrictive Trade Practices Law 5748-1988 and the regulations promulgated thereunder.

3.6.
Purchase on As is Basis. The Purchaser hereby acknowledge that, subject to ARTICLE II above, it is acquiring the Purchased Shares on an "as-is" basis, and by signing this Agreement the Purchaser is waiving any and all claims that it has or may have in the future against the Seller with respect to the Purchased Shares other than if arising from a breach of any of the representations of the Seller in ARTICLE II, or fundamental breach of this Agreement by the Seller.

ARTICLE IV.

COVENANTS

4.1.
No Transfer of Formula Shares.  Following the date hereof and through the earlier of (A) termination of this Agreement and (B) the Closing, the Seller shall not directly or indirectly, (1) offer for sale, sell, pledge, create or let to be created an Encumbrance with respect to or otherwise dispose of or grant any right in (or enter into any transaction or device which is designed to result in the disposition or granting of any right at any time in the future) any of the Purchased Shares, or sell or grant options, rights or warrants with respect to any of the Purchased Shares, or (2) enter into any swap or other derivative transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of any of the Purchased Shares, whether any such transaction described in subsections (1) or (2) above is to be settled by delivery of securities, in cash or otherwise.

4.2.
Conduct of Business of Formula. Following the date hereof and through the earlier of (A) termination of this Agreement and (B) the Closing, the Seller will use its best efforts to the extent that it is within its power, to cause Formula to maintain its regular course of business and not to, except as contemplated by this Agreement, engage in any activity that is outside the ordinary course of business and not to, deviate from its ordinary course of business. Nothing herein shall be deemed to restrict the Seller from allowing Formula to take actions that are required to be taken under this Agreement in order to consummate the Closing or that are otherwise permitted herein or required under applicable law.

4.3.
No Shop.  Following the date hereof and through the earlier of (i) termination of this Agreement and (ii) the Closing, the Seller shall not solicit, initiate, induce, facilitate or encourage the making, submission or announcement of any proposal for the Acquisition (as defined below) of any of the Purchased Shares or of Formula or all or substantially all of its assets (an "Acquisition Proposal") or an inquiry in this respect (an "Acquisition Inquiry"), furnish any nonpublic information regarding Formula or any of its subsidiaries or holding companies in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; engage in discussions or negotiations with any person with respect to any Acquisition Proposal or Acquisition Inquiry; approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry; or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition of any of the Purchased Shares or of Formula; and if the Seller or Formula receives any written Acquisition Inquiry or written Acquisition Proposal between the date hereof and the earlier of (i) termination of this Agreement and (ii) the Closing, the Seller shall immediately (and with respect to receipt by Formula, immediately upon becoming aware of it and subject to applicable law) notify the

Purchaser in writing of such Acquisition Inquiry or Acquisition Proposal, including all terms thereof (including but not limited to the identity of the person making it), and shall immediately deliver to the Purchaser all documents received by the Seller or any affiliate or agent or other representative thereof in connection with any such Acquisition Inquiry or Acquisition Proposal, to the extent permitted under applicable law.

"Acquisition" means (i) a transaction or series of related transactions pursuant to which any person or group of persons acquires or would acquire beneficial ownership of a control interest in Formula, whether from the Seller or pursuant to a tender offer, exchange offer or otherwise; (ii) a merger, consolidation, business combination, reorganization or share exchange pursuant to which any person or group of persons acquires or would acquire a control interest in Formula, or a recapitalization, liquidation, dissolution or similar transaction involving Formula; (iii) any transaction or series of transactions which would result in any third party, un-affiliated with the Seller or Formula, acquiring a control interest in Formula or in Formula's business (whether by purchase of assets, acquisition of share capital or otherwise); or (iv) any combination of the foregoing, in each case other than to the Purchaser pursuant to this Agreement. For the purpose hereof, the term ‘control’ shall have the meaning ascribed to such term in the Israeli Securities Law.

4.4.
Further Assurance, Regulatory Approvals.  Subject to the terms and conditions of this Agreement and applicable law, each Party will use its commercial reasonable efforts to take, or cause to be taken, all actions required to be taken by such Party, and to do, or cause to be done, all things required to be done by such Party and that are reasonably necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the Transaction as soon as practicable.  From time to time, each Party will execute and deliver, or cause to be executed and delivered, all such reasonable documents and instruments and will take, or cause to be taken, all such reasonable actions, as may reasonably be deemed necessary or desirable to consummate the Transaction.  The Seller shall cause its legal counsel and tax advisers to coordinate all activities and to cooperate with each other.  Without derogating from the generality of the foregoing:

(a)
each Party undertakes to use its best efforts to make, as promptly as possible following the date hereof, any filings required under any applicable laws to be made by such Party for the consummation of the Transaction;

(b)
each Party shall promptly after the execution of this Agreement apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by such Party for the consummation of the Transaction; and

(c)
following the date hereof and until the earlier of (i) the Closing or (ii) termination of this Agreement, the Seller shall vote all of the Purchased Shares at any meeting or in connection with a written consent of the shareholders of Formula against (i) any Acquisition of Formula and (ii) the sale of all or substantially all of the assets of Formula.

Without derogating from the foregoing, (i) neither the Seller nor anyone on its behalf shall take any action with the intention that same will adversely affect the business of Formula between the date hereof and the Closing, and (ii) the Seller shall, as promptly as practicable and to the extent permitted under applicable law, inform the Purchaser in the event that any of Formula’s customers advises Formula or such Seller of its intention not to continue its engagement with Formula should the Transaction be consummated. In such event, the Seller and the Purchaser shall, and the Seller shall cause Formula to, reasonably cooperate with each other in attempting to reduce such customer’s concerns and securing its continued business relationship with Formula after Closing.

4.5.
Seller Shareholders Approval.  As promptly as reasonably practicable after the execution of this Agreement, the Seller shall circulate to its shareholders notice of a general meeting of the Seller's shareholders in order to consider and approve, to the extent required by applicable laws and regulations (including the rules of any stock exchange), the execution, delivery and performance of this Agreement and the Transaction by the Seller.  Such notice shall be provided in accordance with all applicable laws and regulations (including the rules of any stock exchange) and the Seller's governing documents. Seller shall use commercial efforts for such meeting to be duly held as promptly as practicable. The circular to be provided to the shareholders of Seller in connection with such general meeting shall include a recommendation of the Board of Directors of Seller to vote in favor of the proposed resolution.

4.6.
Notification of Certain Matters. From the date hereof and through the earlier of (i) termination of this Agreement and (ii) the Closing Date, the Seller shall give prompt notice in writing to the Purchaser upon becoming aware of the occurrence or non-occurrence of (A) any event which will or is reasonably likely to result in the failure of any covenant, agreement or condition in this Agreement to be complied with or satisfied by the Seller or in any representation and warranty given hereunder by the Seller to be inaccurate in any material respect, (B) any legal action or proceeding or investigation by or before any governmental authority or arbitrator initiated by or against Formula or known by it to be threatened against it or any of its directors, officers, employees or interest holders in their capacity as such, in each case other than if such legal action or proceeding or investigation was known to the Purchaser on the date of this Agreement;

4.7.
Public Announcements.  No press release or announcement concerning the any transaction hereunder will be issued by the Seller or the Purchaser or any affiliate thereof without the prior written consent of the Purchaser or the Seller, respectively, except as such release or announcement may be required by applicable law, rule or regulation (including the rules of any stock exchange) or under this Agreement, in which case the Party required to make the release or announcement will allow the opposing Party reasonable time (subject to the timing required under the applicable law for such release or announcement to be made) to comment on such release or announcement in advance of such issuance and shall incorporate into such press release or announcement all of the opposing Party’s reasonable comments thereto

The foregoing shall not be in limitation of the Parties’ obligations hereunder to take such actions as required for the consummation of the transactions hereunder.

4.8.
Directors and Officers Insurance.  Subject to any applicable law (as may be amended from time to time), the Purchaser undertakes to cause Formula to maintain the current directors and officers insurance policies of Formula and its subsidiaries (the "Existing D&O Policies"), which shall include insurance coverage for a sum that is no less than, and on all other terms substantially similar to, those contained in the Existing D&O Policies ("Current Coverage"), in a manner that will cover any claim against any of the former directors and officers of the Company, including, without limitation, Naftali Shani, Shlomo Ness, Dafna Cohen, Tal Barnoach and Shimon Laor in respect of their serving as officers and/or directors of Formula or any of its subsidiaries or Affiliates prior to the date on which they cease to be office holders of Formula, until expiration of the limitation period for any such claim (‘run-off insurance’). Notwithstanding the foregoing, in order to comply with the foregoing, the Purchaser may substitute for any Existing D&O Policy, a policy or policies providing for the Current Coverage.  The Purchaser shall provide to the Seller a copy of any policy that substitutes the Existing D&O Policy and any substitute policy therefor, promptly after such policy is obtained by the Purchaser.

ARTICLE V.

CONDITIONS TO CLOSING

5.1.	Conditions to the obligation of Purchaser to Close:

The obligation of the Purchaser to consummate the Transaction is subject to the fulfillment at or before the Closing of the following conditions precedent, any one or more of which may be waived in writing, in whole or in part, by the Purchaser, which waiver shall be at the sole discretion of the Purchaser:

(a)
Representations and Warranties. The representations and warranties made by the Seller in this Agreement shall be true and correct in all respects as of the date of this Agreement and (after giving effect to the events and situations disclosed under paragraph (c) below) as of the Closing with the same effect as if made on such date (except for any representation or warranty made as of a particular date, which shall be true and correct in all respects as of such date).

(b)
Performance of Obligations of the Seller.  Each and all of the covenants and agreements of the Seller to be performed or complied with pursuant to this Agreement or other Transaction Documents on or prior to the Closing Date shall have been performed and complied with in all respects.

(c)
Compliance Certificate.  The Seller shall have delivered to the Purchaser a certificate in the form of Exhibit 5.1(c): (i) certifying that the conditions specified in Sections 5.1(a) and 5.1(b) hereof have been fulfilled (with respect to such Seller), and (ii) to the extent applicable, disclosing any situation or event that shall have occurred following the date hereof and through the Closing and which, had such event occurred or situation existed, as the case may be, prior to the date hereof, would be required to be disclosed by the Seller hereunder.

(d)	Delivery of Documents. All Closing deliveries of the Seller as specified in Section 1.5(a) shall have been delivered by the Seller.

5.2.	Conditions to the obligation of the Seller to Close.

The obligation of the Seller to consummate the Transaction is subject to the fulfillment at or before the Closing of the following conditions, each of which may be waived in writing by the Seller, which waiver shall be at the sole discretion of the Seller:

(a)
Representations and Warranties. The representations and warranties made by the Purchaser in this Agreement shall be true and correct in all respects as of the date of this Agreement and (after giving effect to the events and situations disclosed under paragraph (c) below) as of the Closing with the same effect as if made on the date hereof  (except for any representation or warranty made as of a particular date, which shall be true and correct in all respects as of such date).

(b)
Performance of Obligations of the Purchaser.  Each and all of the covenants and agreements of the Purchaser to be performed or complied with pursuant to this Agreement or other Transaction Documents on or prior to the Closing Date shall have been performed and complied with in all respects.

(c)
Compliance Certificate.  The Purchaser shall have delivered to the Seller a certificate signed by its Chief Executive Officer in the form of Exhibit 5.2(c): (i) certifying that the conditions specified in Sections 5.2(a) and 5.2(b) hereof have been fulfilled, and (ii) to the extent applicable, disclosing any situation or event that shall have occurred following the date hereof and through the Closing and which, had such event occurred or situation existed, as the case may be, prior to the date hereof, would be required to be disclosed by the Purchaser hereunder.

(d)
Delivery of Payment and deposit in Escrow.  Deposit by the Purchaser of the full Purchase Price in the Escrow Agent account as per Section 1.5(b) above and release of the full Purchase Price to the Seller as per Section 1.5(c) above.

(e)	Delivery of Documents. All Closing deliveries of the Purchaser as specified in Section 1.5(b) shall have been delivered by the Purchaser.

(f)
Shareholders Approval. The Seller's shareholders have approved this Agreement and the Transaction, as provided under Section 4.5 herein and in accordance with applicable laws and regulations and the rules of any stock exchange.

ARTICLE VI.

TERMINATION

6.1.	Termination. This Agreement may be terminated and all transactions hereunder abandoned as follows:

(a)	at any time prior to the Closing, by the mutual written agreement of the Purchaser and the Seller;

(b)
at any time prior to the Closing, by either of the Purchaser and the Seller, in the event that the Closing shall not have occurred by November 30, 2010; provided, however, that the right to terminate this Agreement under this Section (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (for the avoidance of doubt, failure to obtain the Seller's shareholders'

approval shall not be deemed to be a breach, as long as Seller complied with the provisions of Section 4.5) shall have been the cause of, or results in, the failure of the Closing to occur on or before such date, and further provided that the right to terminate this Agreement under this Section (b) shall be notwithstanding the provisions of Sections 6.1(c) and (d) below;

(c)
at any time prior to the Closing, by written notice by the Purchaser to the Seller  if there shall have been a breach of any representation, warranty, covenant or undertaking on the part of the Seller set forth in this Agreement or any other Transaction Document which is material to this Agreement as a whole; provided that if such breach or misrepresentation is curable by the Seller, then the Purchaser shall give written notice of such breach or misrepresentation to the Seller and it shall only be entitled to give the notice of termination if such breach or misrepresentation shall not have been cured within 10 days from the date of the Purchaser’s notice notifying of such breach or misrepresentation; at any time prior to the Closing, by written notice by the Seller to the Purchaser, if there shall have been a breach of any covenant, representation, warranty or undertaking on the part of the Purchaser set forth in this Agreement or any other Transaction Document which is material to this Agreement as a whole, provided that if such breach or misrepresentation is curable by the Purchaser, then the Seller shall give written notice of such breach to the Purchaser, and it shall only be entitled to give the notice of termination if such breach shall not have been cured within 10 days from the date of notice from the Seller notifying of such breach;

(d)
By either Purchaser or Seller, in the event that the general meeting of shareholders referred to in Section 4.5 shall have taken place and the shareholder approval referred to in such Section 4.5 shall not have been obtained.

6.2.
Effect of Termination.  In the event of valid termination of this Agreement pursuant to 6.1, this Agreement shall thereafter become void and have no effect, without any liability on the part of any Party in respect thereof, except that (i) nothing herein will relieve any Party from liability for any breach of any representation, warranty, covenant or agreement in this Agreement and (ii) this Section 6.2 and ARTICLE VII shall survive termination of this Agreement.

6.3.
Break-up Fee. In the event that the (a) Escrow Agent has not received all Purchaser Escrow Deliverables (as defined in the Escrow Agreement) within 2 Business Days (for the purpose of this Section 6.3, as defined in the Escrow Agreement) after it has received all Seller Escrow Deliverables (as defined in the Escrow Agreement) and in addition, (b) the Escrow Agent thereafter receives a letter signed by the Seller in the form attached as Schedule 2 to the Escrow Agreement, then, without limitation of any other remedy available in law or in equity, the full amount of the Advance Payment (including all interest accrued thereon) shall be promptly paid by the Escrow Agent to the Seller, as agreed upon irrevocable liquidated damages. In the event that all Seller Escrow Deliverables have been delivered to the Escrow Agent and within two Business Days the Seller receives from Purchaser a copy of a confirmation from bank of the Purchaser that the full Purchase Price has been wired to the Escrow Account, then Seller shall not issue the letter referred to in clause (b) above prior to the expiration of seven Business Days from the date on which all Seller Escrow Deliverables have been delivered to the Escrow Agent.  Each of the

Parties acknowledges that the agreements contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Seller would not have entered into this Agreement, and that the liquidated damages in such circumstances are a reasonable and appropriate measure of compensation.  In the event that not all Seller Escrow Deliverables have been delivered to the Escrow Agent by November 30, 2010, and the Escrow Agent has received item (iii) of the Purchaser Escrow Deliverables and in addition the Escrow Agent thereafter receives a letter signed by the Purchaser in the form attached as Schedule 3 to the Escrow Agreement, the full amount of the Advance Payment (including all interest accrued thereon) shall be promptly paid by the Escrow Agent to the Purchaser.

ARTICLE VII.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.1.
Survival. The representations and warranties of the Seller and the Purchaser contained herein will survive the execution and delivery of this Agreement, the consummation of the Transaction and the Closing Date and will continue in full force and effect for a period of thirty six (36) months from the Closing Date, other than the representations set forth in Section 2.2, which shall survive the execution and delivery of this Agreement, the consummation of the Transaction and the Closing Date and shall continue until expiration of the applicable statute of limitations (in each case, the "Expiry Date") and shall then expire.

7.2.
Indemnification Obligation. The Seller shall indemnify, defend and hold harmless the Purchaser, and the Purchaser shall indemnify, defend and hold harmless the Seller, from and against any and all Damages as incurred or suffered by the Purchaser or by the Seller, respectively, based upon, arising out of or otherwise in any way relating to or in respect of (i) any breach of any representation or warranty specifically made by the Seller or the Purchaser, respectively in this Agreement, in any Transaction Document or (ii) any breach or violation of any covenant or agreement of the Seller or the Purchaser, respectively, contained in any Transaction Document, in each case provided that written notice of such Damages and the basis thereto have been received by the indemnifying party no later than the applicable Expiry Date.

7.3.
Procedures for Indemnification. If a claim or demand is made against a Party (an "Indemnitee"), or an Indemnitee shall otherwise learn of an assertion, by any person who is not a Party (and who is not an affiliate of a Party) (a "Third Party Claim") as to which a Party (the "Indemnifying Party") may be obligated to provide indemnification pursuant to this Agreement, such Indemnitee will notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim reasonably promptly after becoming aware of such Third Party Claim.

The Indemnifying Party will be entitled to assume the defense thereof (at the expense of the Indemnifying Party) with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof.  If the Indemnifying Party assumes the defense of any such Third Party Claim, the Indemnitee will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party.  If the Indemnifying Party assumes the defense of any such Third Party Claim, the Indemnifying Party will keep the Indemnitee fully informed of all material developments relating to or in connection with such Third Party Claim.  If the Indemnifying Party chooses to defend a Third Party Claim, the Indemnitee will reasonably cooperate with the Indemnifying Party in the defense thereof if requested by the Indemnifying Party. No Indemnitee will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnifying Party's prior written consent.

7.4.
Certain Limitations.  No loss, liability, damage or deficiency shall constitute Damages to any Party to the extent of any insurance proceeds actually received by such Party with respect to such loss, liability, damage or deficiency. The amount of Damages for which indemnification is provided under this Agreement will be (i) increased to take account of any tax cost incurred (grossed up for such increase) by the Indemnitee arising from the receipt of indemnity payments hereunder (unless such indemnity payment is treated as an adjustment to the purchase price for tax purposes) and (ii) reduced to take account of any tax benefit realized by the Indemnitee arising from the incurrence or payment of any such Damages.  Notwithstanding anything contained herein to the contrary, (i) neither Party will be entitled to any recovery under this Agreement for any consequential, incidental or indirect Damages (including any loss of profit), (ii) the aggregate liability of a Party under this Agreement for Damages or otherwise in the event of a breach of this Agreement by such Party (which in case of the Purchaser shall be in addition of the obligation of the Purchaser to pay the Purchase Price hereunder), will in no event exceed the sum of the Purchase Price, and (iii) from the Closing and thereafter, the indemnification provisions of this ARTICLE VII shall be the sole remedy of the Parties in the event of a breach of this Agreement.

ARTICLE VIII.

MISCELLANEOUS

8.1.
Expenses. Each Party hereto shall pay its own expenses in connection with the negotiation and preparation of this Agreement and the other Transaction Documents and the consummation of the Transaction hereunder.

8.2.
Notices.  All notices required or permitted hereunder to be given to a Party pursuant to this Agreement shall be in writing and shall be deemed to have been duly given to the addressee thereof (i) if hand delivered on a business day, on the day of delivery and if not on a business day on the following business day, (ii) if given by facsimile transmission on a business day, on the day on which such transmission is sent and confirmed and if not on a business day on the following business day, (iii) if mailed by registered mail, return receipt requested, five business days following the date it was mailed, to such Party’s address as set forth below or at such other address in Israel as such Party shall have furnished to the other Party in writing in accordance with this provision:

If to the Seller:
22 Zarhin Street
Industrial Area
Ra’anana 43662, Israel
Attn.:  Chairman of the Board
E-Mail: naftali@emblaze.com
Facsimile: +972-9-7699800

With a copy to lawyer of Seller:
Arnon S. Gicelter, Adv.
Rotenstreich-Gitzelter
25 Ibn Gvirol St.
Tel Aviv 64078, Israel
E-Mail: Arnon@RGLaw.Co.IL
Facsimile:  +972-3-5258090

If to the Purchaser:
ul. Olchowa 14, 35-322 Rzeszów
The Republic of Poland
E-Mail: piotr.jakubowski@asseco.pl
Facsimile: +48 22 574 86 10
Attn.:  Piotr Jakubowski

with a copy to Israeli lawyer of the Purchaser:
 Gornitzky & Co.
45 Rothschild Blvd.
Tel Aviv, 65784, Israel
E-Mail: friedland@Gornitzky.co.il
Facsimile: +972-3-5606555
Attn.:  Chaim Friedland, Adv.

8.3.
Waiver.  Any waiver hereunder must be in writing, duly authorized and signed by the Party to be bound, and shall be effective only in the specific instance and for the purpose for which it was given.  No failure or delay on the part of the Seller or the Purchaser in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.4.
Entire Agreement.  This Agreement, the exhibits and the schedules hereto constitute the entire agreement among the Parties and supersede any other agreement that may have been made or entered into by the Seller on the one hand, and the Purchaser on the other, relating to the Transaction.

8.5.	Amendments. This Agreement may be amended or modified in whole or in part only by a duly authorized written agreement that refers to this Agreement and is signed by both Parties.

8.6.
Third Parties.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the Seller and the Purchaser, any rights or remedies under this Agreement.

8.7.
Captions Preamble and Exhibits.  The captions in this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Preamble, Schedules and Exhibits are an integral and inseparable part of this Agreement.

8.8.
Counterparts.  This Agreement may be executed in counterparts and by facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

8.9.
Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Israel without regard to the conflict of laws provisions thereof. Any dispute arising under or with respect to this Agreement shall be resolved exclusively in the appropriate court in Tel Aviv, Israel and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

The Purchaser agrees and appoints irrevocably Gornitzky & Co., 45 Rothschild Blvd., Tel Aviv, 65784, Israel, as its agent for service of process and of any court related documentation and proceedings and to whom service of such documents and proceedings may be made, as if made to Purchaser itself. Each party hereby waives any claim and undertakes not to make any claim or argument that Israeli courts are not the appropriate forum for any legal proceedings or that Israeli courts are forum non conveniens.

8.10.
Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

8.11.
Manner of Payment. All payments that are paid pursuant to this Agreement shall be paid in U.S. Dollars.  All payments shall be made by initiating such payment on a banking day, before 10.00 a.m., Israel time, by bank wire transfer in immediately available funds, marked for attention as indicated.

8.12.
Successors and Assigns.  Neither Party shall assign or transfer any of its rights or obligations hereunder without the written consent of the other Party.  Any conveyance, assignment or transfer requiring prior written consent which is made without such consent will be void ab initio.  The provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns under law, heirs, executors, and administrators of the Parties.

[Signature page to follow]

IN WITNESS WHEREOF, the Seller and the Purchaser have each caused this Agreement to be duly executed as of the date first above written.

Emblaze Ltd.

By:  /s/ Naftali Shani

Name:  Naftali Shani

Title:  Chairman

Asseco Poland S.A.

By:    /s/ Adam Góral

Name:  Adam Góral

Title:   President of Management Board

[Signature page to Share Purchase Agreement, dated September 3, 2010]